Pricing Supplement No. 2018-USNCH1210 to Product Supplement No. EA-02-06 dated April 7, 2017, Underlying Supplement

No. 6 dated April 7, 2017, Prospectus Supplement and Prospectus each dated April 7, 2017

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-216372 and 333-216372-01

Dated June 27, 2018

Citigroup Global Markets Holdings Inc. $926,700 Capped Buffer GEARS

Linked to an Unequally Weighted Basket of Six Indices Due December 31, 2019

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped Buffer GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of an unequally weighted basket (the “basket”) consisting of six indices, the EURO STOXX 50® Index, the Nikkei 225 Index, the FTSE® 100 Index, the S&P/ASX 200 Index, Swiss Market Index® and the the Hang Seng® Index (each, a “basket index”). If the basket return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the basket return multiplied by the upside gearing of 2.00, but no more than the maximum gain of 29.00%. If the basket return is zero or negative and the final basket level is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity. However, if the basket return is negative and the final basket level is less than the downside threshold, the issuer will pay you less than the stated principal amount at maturity, resulting in a loss on the stated principal amount to investors that is equal to the percentage decline in the level of the basket in excess of the 10.00% buffer. Investing in the securities involves significant risks. You will not receive coupon payments during the 18-month term of the securities. You may lose up to 90.00% of the stated principal amount of the securities. You will not receive dividends or other distributions paid on any stocks included in the basket indices. Downside exposure to the basket is buffered only if you hold the securities to maturity. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features

❑ Enhanced Growth Potential Subject to Maximum Gain — If the basket return is positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the basket return multiplied by the upside gearing, but no more than the maximum gain. The upside gearing feature will provide leveraged exposure to a limited range of positive performance of the basket. If the basket return is negative, investors may be exposed to the decline in the basket at maturity, subject to the buffer.

❑ Buffered Downside Exposure — If the basket return is zero or negative and the final basket level is greater than or equal to the downside threshold, the issuer will repay the stated principal amount of the securities at maturity. However, if the basket return is negative and the final basket level is less than the downside threshold,the issuer will pay you less than the stated principal amount of the securities at maturity, resulting in a loss on the stated principal amount that is equal to the percentage decline in the level of the basket in excess of the buffer. You may lose up to 90.00% of the stated principal amount per security. Downside exposure to the basket is buffered only if you hold the securities to maturity. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Key Dates
Trade date	June 27, 2018
Settlement date	June 29, 2018
Final valuation date[1]	December 26, 2019
Maturity date	December 31, 2019
[1] See page PS-4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL AMOUNT OF YOUR INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE DOWNSIDE MARKET RISK OF THE BASKET, SUBJECT TO THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 90.00% OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped Buffer GEARS Linked to an unequally weighted basket of six indices. The basket indices are listed below and described in more detail beginning on page PS-11 of this pricing supplement. Any return at maturity will be determined by the performance of the basket. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below.

Basket Indices	Basket Weighting	Initial Index Level	Initial Basket Level	Upside Gearing	Maximum Gain	Downside Threshold	Buffer	CUSIP/ ISIN
EURO STOXX 50® Index (Bloomberg ticker: SX5E)	40.00%	3,397.13	100.00	2.00	29.00%	90.00, 90.00% of the initial basket level	10.00%	17326K791 / US17326K7919
Nikkei 225 Index (Bloomberg ticker: NKY)	20.00%	22,271.77
FTSE® 100 Index (Bloomberg ticker: UKX)	20.00%	7,621.69
S&P/ASX 200 Index (Bloomberg ticker: AS51)	7.50%	6,195.859
Swiss Market Index® (Bloomberg ticker: SMI)	7.50%	8,504.50
Hang Seng® Index (Bloomberg ticker: HSI)	5.00%	28,356.26

See “Additional Terms Specific to the Securities” in this pricing supplement. The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.00	$10.00
Total	$926,700.00	$0.00	$926,700.00

(1) On the date of this pricing supplement, the estimated value of the securities is $9.952, which is less than the issue price. The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $10.00 per security. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities for $10.00 per security. UBS will not receive any underwriting discount for any security it sells in this offering. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. It is expected that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the basket indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for April 7, 2017 on the SEC website):

♦	Product Supplement No. EA-02-06 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003407/dp74979_424b2-par.htm

♦	Underlying Supplement No. 6 dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/200245/000095010317003405/dp74985_424b2-us6.htm

♦	Prospectus Supplement and Prospectus each dated April 7, 2017:

https://www.sec.gov/Archives/edgar/data/831001/000119312517116348/d370918d424b2.htm

If the final valuation date is postponed because it is not a scheduled trading day for any basket index or a market disruption event occurs with respect to any basket index, the final basket level will be calculated based on (i) for any unaffected basket index, its closing level on the originally scheduled final valuation date and (ii) for any affected basket index, its closing level on the final valuation date as postponed (or, if earlier, the first scheduled trading day for that basket index following the originally scheduled final valuation date on which a market disruption event does not occur with respect to that basket index). See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped Buffer GEARS Linked to an Unequally Weighted Basket of Six Indices that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors in connection with your decision to invest in the securities.

PS-2

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “The Basket Indices” beginning on page PS-11 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement, “Equity Index Descriptions—The EURO STOXX 50® Index” beginning on page US-23, “Equity Index Descriptions—The FTSE® 100 Index” beginning on page US-35, “Equity Index Descriptions—The Hang Seng® Index” beginning on page US-44, “Equity Index Descriptions—The Nikkei 225 Index” beginning on page US-74 and “Equity Index Descriptions—The S&P/ASX 200 Index” beginning on page US-88 of the accompanying underlying supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 90.00% of the stated principal amount.

♦  You can tolerate a loss of a substantial portion of your initial investment and are willing to make an investment that has similar downside market risk as an investment in the basket indices or in the stocks included in the basket indices, subject to the buffer at maturity.

♦  You believe that the level of the basket will increase over the term of the securities and are willing to give up any appreciation in excess of the maximum gain.

♦  You understand and accept that your potential return is limited by the maximum gain and you are willing to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦  You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦  You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the stocks included in the basket indices for the term of the securities.

♦  You understand and accept the risks associated with the basket indices.

♦  You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦  You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦  You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of up to 90.00% of the stated principal amount.

♦  You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦  You cannot tolerate the loss of a substantial portion of your initial investment, or you are not willing to make an investment that has similar downside market risk as an investment in the basket indices or in the stocks included in the basket indices, subject to the buffer at maturity.

♦  You believe that the level of the basket will decline during the term of the securities and the final basket level is likely to close below the downside threshold on the final valuation date, or you believe the level of the basket will appreciate over the term of the securities by more than the maximum gain.

♦  You seek an investment that participates in the full appreciation in the level of the basket or that has unlimited return potential, or you are unwilling to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦  You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦  You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the stocks included in the basket indices for the term of the securities.

♦  You do not understand or accept the risks associated with the basket indices.

♦  You are unwilling or unable to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

♦  You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

PS-3

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 18 months
Trade date	June 27, 2018
Settlement date	June 29, 2018. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1]	December 26, 2019
Maturity date	December 31, 2019
Basket	The notes are linked to an unequally weighted basket consisting of the following indices and their respective weightings:
EURO STOXX 50® Index	40.00%
Nikkei 225 Index	20.00%
FTSE® 100 Index	20.00%
S&P/ASX 200 Index	7.50%
Swiss Market Index®	7.50%
Hang Seng® Index	5.00%
Maximum gain	29.00%
Downside threshold	90.00, 90.00% of the initial basket level
Upside gearing	2.00
Buffer	10.00%
Payment at maturity (per $10.00 stated principal amount of securities)

If the basket return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the basket return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

If the basket return is zero or negative and the final basket level is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the basket return is negative and the final basket level is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the full stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is equal to the percentage decline in the level of the basket in excess of the buffer, calculated as follows:

$10.00 × (1 + basket return + buffer)

In this scenario, you will lose some, and possibly up to 90.00%, of the stated principal amount of your securities.

Basket return	final basket level – initial basket level initial basket level
Initial basket level	100.00
Final basket level	100.00 × (1 + the sum of the weighted basket index returns)
Weighted basket index return	For each basket index, its weighting multiplied by its basket index return
Basket index return	For each basket index: final index level – initial index level initial index level
Initial index level	For each basket index, the closing level of that basket index on the trade date, as set forth on the cover hereof.
Final index level	For each basket index, the closing level of that basket index on the final valuation date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 90.00% OF THE STATED PRINCIPAL AMOUNT OF THE SECURITIES. ANY PAYMENT ON THE SECURITIES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline

Trade date:	The initial index level for each basket index is observed and the maximum gain is set.

Maturity date:

The final basket level is determined on the final valuation date and the basket return is calculated.

If the basket return is positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the basket return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

If the basket return is zero or negative and the final basket level is greater than or equal to the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment of $10.00 per $10.00 stated principal amount of securities.

If the basket return is negative and the final basket level is less than the downside threshold on the final valuation date, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the full stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is equal to the percentage decline in the level of the basket in excess of the buffer, calculated as follows:

$10.00 × (1 + basket return + buffer)

In this scenario, you will lose some, and possibly up to 90.00%, of the stated principal amount of your securities.

[1]	Subject to postponement as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

PS-4

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose up to 90.00% of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. Instead, your return on the securities is linked to the performance of the basket and will depend on whether, and the extent to which, the basket return is positive or negative. If the final basket level is less than the downside threshold, you will lose 1% of the stated principal amount of the securities for every 1% by which the decline from the initial basket level to the final basket level exceeds the 10.00% buffer. Accordingly, you may lose up to 90.00% of the stated principal amount of the securities.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the basket indices. In addition, the maximum gain reduces the effect of the upside gearing for all final basket levels exceeding the final basket level at which, by multiplying the corresponding basket return by the upside gearing, the maximum gain is reached.

♦	Downside exposure to the basket is buffered only if you hold the securities to maturity — If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss even if the level of the basket has not declined by more than the buffer. You should be willing to hold your securities to maturity. The buffered downside exposure provided at maturity is subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. and is not, either directly or indirectly, an obligation of any third party.

♦	Investing in the securities is not equivalent to investing in the basket indices or the stocks that constitute the basket indices — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the stocks that constitute the basket indices. As of June 27, 2018, the average dividend yield of the EURO STOXX 50® Index was approximately 3.61% per year, the average dividend yield of the Nikkei 225 Index was approximately 1.78% per year, the average dividend yield of the FTSE® 100 Index was approximately 4.09% per year, the average dividend yield of the S&P/ASX 200 Index was approximately 4.10% per year, the average dividend yield of the Swiss Market Index® was approximately 3.51% per year and the average dividend yield of the Hang Seng® Index was approximately 3.84% per year. While it is impossible to know the future dividend yields of the basket indices, if these average dividend yields were to remain constant for the term of the securities, you would be forgoing an aggregate yield of approximately 5.42% for the EURO STOXX 50® Index, 2.67% for the Nikkei 225 Index, 6.14% for the FTSE® 100 Index, 6.15% for the S&P/ASX 200 Index, 5.27% for the Swiss Market Index® and 5.76% for the Hang Seng® Index (assuming no reinvestment of dividends) by investing in the securities instead of investing directly in the stocks that constitute the basket indices or in another investment linked to the basket indices that provides for a pass-through of dividends. The payment scenarios described in this pricing supplement do not show any effect of lost dividend yield over the term of the securities. You should understand that the basket indices are not total return indices, which means that they do not reflect dividends paid on the stocks included in the basket indices. Therefore, the return on your securities will not reflect any reinvestment of dividends.

♦	Your payment at maturity depends on the closing levels of the basket indices on a single day — Because your payment at maturity depends on the closing levels of the basket indices solely on the final valuation date, you are subject to the risk that the closing levels of the basket indices on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the basket indices that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the basket indices throughout the term of the securities, you might have achieved better returns.

♦	The probability that the basket will fall below the downside threshold on the final valuation date will depend in part on the volatility of the basket indices — “Volatility” refers to the frequency and magnitude of changes in the level of the basket indices. In general, the greater the volatility of the basket indices, the greater the probability that the basket will experience a large decline over the term of the securities and fall below the downside threshold on the final valuation date. The underlying has historically experienced significant volatility. As a result, there is a significant risk that the basket will fall below the downside threshold on the final valuation date and that you will incur a significant loss on your investment in the securities. The terms of the securities are set, in part, based on expectations about the volatility of the basket indices as of the trade date. If expectations about the volatility of the basket indices change over the term of the securities, the value of the securities may be adversely affected, and if the actual volatility of the basket indices proves to be greater than initially expected, the securities may prove to be riskier than expected on the trade date.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the

PS-5

securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket indices, the correlation among the basket indices, dividend yields on the stocks that constitute the basket indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the levels and volatility of the basket indices, the correlation among the basket indices, the dividend yields on the stocks that constitute the basket indices, the volatility of the exchange rate between the U.S. dollar and each of the currencies in which the stocks included in the basket indices trade, the correlation between those exchange rates and the level of the applicable basket indices, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the basket indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing, the downside threshold and the buffer, only applies if you hold the securities to maturity.

♦	The basket indices may offset each other. The performance of one basket index may not correlate with the performance of the other basket indices. If one or more basket indices appreciate, one or more other basket indices may not appreciate as much or may even

PS-6

depreciate. In such event, the appreciation of any appreciating basket indices may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the levels of the other basket indices.

♦	The basket indices are unequally weighted. The basket indices are unequally weighted. Accordingly, the performance of the basket indices with the higher weightings (in this case, the EURO STOXX 50® Index and, to a lesser extent, the Nikkei 225 Index and the FTSE® 100 Index) will influence the payment at maturity to a greater degree than the performance of the basket indices with the lower weightings (in this case, the S&P/ASX 200 Index, the Swiss Market Index® and the Hang Seng® Index). If the basket indices with the higher weightings perform poorly, their poor performances could negate or diminish the effect on the basket return of any positive performances by the lower-weighted basket indices.

♦	The performance of the basket indices will not be adjusted for changes in currency exchange rates. The EURO STOXX 50® Index is composed of stocks traded in euro, the Nikkei 225 Index is composed of stocks traded in Japanese yen, the FTSE® 100 Index is composed of stocks traded in pound sterling, the S&P/ASX 200 Index is composed of stocks traded in Australian dollars, the Swiss Market Index® is composed of stocks traded in Swiss franc, and the Hang Seng® Index is composed of stocks traded in Hong Kong dollars. The value of each of these foreign currencies may each be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the basket indices and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro, pound sterling, Japanese yen, Swiss franc, Australian dollar, and/or Hong Kong dollar appreciates relative to the U.S. dollar over the term of the securities, your return on the securities will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the levels of the basket indices.

♦	The basket indices are subject to risks associated with non-U.S. markets. Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	Investing in the Hang Seng® Index exposes investors to risks associated with emerging markets equity securities. The securities composing the Hang Seng® Index have been issued by companies in an emerging market. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

♦	An investment in the securities is not a diversified investment — The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the basket indices differ in important respects, they each track the performance of foreign equity markets, and each may perform poorly if there is a global downturn in foreign equity markets. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket indices will offset the risk that we and Citigroup Inc. may default on our obligations.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Our offering of the securities is not a recommendation of the basket indices — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the basket indices or in instruments related to the basket indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket indices. These and other activities of our affiliates may affect the price of the basket indices in a way that has a negative impact on your interests as a holder of the securities.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the levels of the basket indices and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the levels of the basket indices and may have a negative impact on your interests as a holder of the securities. Investors should make their own independent investigation of the merits of investing in the securities and the basket indices to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We have hedged our exposure under the securities through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the basket indices or the stocks included in the basket indices and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the basket indices on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the levels of the basket indices and reduce the

PS-7

return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the basket indices. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the basket indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events or the discontinuance of any of the basket indices, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the securities. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the level of a basket index if the level of such basket index is not otherwise available or a market disruption event has occurred; and

♦	selecting a successor basket index or performing an alternative calculation of the level of a basket index if such basket index is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	Adjustments to a basket index may affect the value of your securities — The publisher of a basket index may add, delete or substitute the stocks that constitute the basket index or make other methodological changes that could affect the level of the basket index. The publisher of a basket index may discontinue or suspend calculation or publication of a basket index at any time without regard to your interests as holders of the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. As described below under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

In addition, Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors in respect of certain financial instruments linked to U.S. equities. In light of Treasury regulations, as modified by an IRS notice, that provide a general exemption for financial instruments issued in 2018 that do not have a “delta” of one, the securities should not be subject to withholding under Section 871(m). However, the IRS could challenge this conclusion. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-8

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level.

Investors in the securities will not receive any dividends that may be paid on the stocks that constitute the basket indices. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket indices or the stocks that constitute the basket indices” above.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the basket from -100.00% to +100.00%, reflect the initial basket level of 100, the upside gearing of 2.00 and the downside threshold of 90.00 (90.00% of the initial basket level) and assume a maximum gain of 25.80%. The actual maximum gain is listed on the cover page of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and are not the actual returns applicable to a purchaser of the securities. The actual payment at maturity will be determined based on the final basket level on the final valuation date. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis and do not reflect the actual terms of the securities, which are provided on the cover page of this pricing supplement.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on Securities at Maturity(1)
200.00	100.00%	$12.58	25.80%
190.00	90.00%	$12.58	25.80%
180.00	80.00%	$12.58	25.80%
170.00	70.00%	$12.58	25.80%
160.00	60.00%	$12.58	25.80%
150.00	50.00%	$12.58	25.80%
140.00	40.00%	$12.58	25.80%
130.00	30.00%	$12.58	25.80%
120.00	20.00%	$12.58	25.80%
112.90	12.90%	$12.58	25.80%
110.00	10.00%	$12.00	20.00%

PS-9

105.00	5.00%	$11.00	10.00%
100.00	0.00%	$10.00	0.00%
90.00	-10.00%	$10.00	0.00%
89.99	-10.01%	$8.99	-0.01%
80.00	-20.00%	$8.00	-10.00%
70.00	-30.00%	$7.00	-20.00%
60.00	-40.00%	$6.00	-30.00%
50.00	-50.00%	$5.00	-40.00%
40.00	-60.00%	$4.00	-50.00%
30.00	-70.00%	$3.00	-60.00%
20.00	-80.00%	$2.00	-70.00%
10.00	-90.00%	$1.00	-80.00%
0.00	-100.00%	$0.00	-90.00%

1 The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final basket level of 120.00 is greater than the initial basket level of 100.00, resulting in an basket return of 20.00%. Because the basket return of 20.00% multiplied by the upside gearing of 2.00 is greater than the maximum gain of 12.58%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 12.58%, resulting in a payment at maturity of $12.58 per $10.00 stated principal amount of securities (a total return at maturity of 12.58%*), calculated as follows:

$10.00 × (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 20.00% × 2.00 and (ii) 12.58%)

$10.00 × (1 + 12.58%) = $12.58

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket.

Example 2 — The final basket level of 105.00 is greater than the initial basket level of 100.00, resulting in an basket return of 5.00%. Because the basket return of 5.00% multiplied by the upside gearing of 2.00 is less than the maximum gain of 12.58%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 10.00%, resulting in a payment at maturity of $11.00 per $10.00 stated principal amount of securities (a total return at maturity of 10.00%*), calculated as follows:

$10.00 ×  (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 5.00% × 2.00 and (ii) 12.58%)

$10.00 × (1 + (5.00% × 2.00)) = $11.00

Example 3 — The final basket level of 95.00 is less than the initial basket level of 100.00 (resulting in an basket return of –5.00%) but greater than the downside threshold of 90.00. Because the basket return is negative and the final basket level is greater than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $10.00 per $10.00 stated principal amount of securities (a total return at maturity of 0.00%*).

Example 4 — The final basket level of 30.00 is less than the initial basket level of 100.00 (resulting in an basket return of –70.00%) and less than the downside threshold of 90.00. Because the basket return is negative and the final basket level is less than the downside threshold, Citigroup Global Markets Holdings Inc. would pay you less than the full stated principal amount at maturity, resulting in a loss of 1% of the stated principal amount for every 1% by which the decline exceeds the buffer. In this example, you would receive a payment at maturity of $4.00 per $10.00 stated principal amount of securities (a total return at maturity of –60.00%*), calculated as follows:

$10.00 × (1 + basket return + buffer)

$10.00 × (1 + –70.00% + 10.00%)

$10.00 × 40.00% = $4.00

If the final basket level is less than the downside threshold, you will lose some, and possibly up to 90.00%, of the stated principal amount of your securities. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The “total return at maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

PS-10

The Basket Indices

Because the basket exists solely for purposes of these notes, historical information on the performance of the basket does not exist for dates prior to the trade date for these notes. The graph below sets forth the hypothetical historical daily levels of the basket for the period from January 2, 2008 to June 27, 2018, assuming that the basket was created on January 2, 2008 with the same basket indices and corresponding weights in the basket and with a level of 100 on that date. The hypothetical performance of the basket is based on the actual closing levels of the basket indices on the applicable dates. We obtained these closing levels from Bloomberg L.P., without independent verification. Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the notes.

The EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector Indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector Indices. The STOXX Europe 600® Supersector Indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. It is calculated and maintained by STOXX Limited. The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

The “EURO STOXX 50® Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The EURO STOXX 50® Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX 50® Index.

The graph below illustrates the performance of the EURO STOXX 50® Index from January 2, 2008 to June 27, 2018. The closing level of the EURO STOXX 50®Index on June 27, 2018 was 3,397.13. We obtained the closing levels of the EURO STOXX 50® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the EURO STOXX 50® Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the EURO STOXX 50® Index. We cannot give you assurance that the performance of the EURO STOXX 50® Index will result in a positive return on your initial investment.

PS-11

The Nikkei 225 Index

The Nikkei 225 Index is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (“TSE”) representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of ETFs, REITs, preferred stock or other preferred securities or tracking stocks, are excluded from the Nikkei 225 Index. The Nikkei 225 Index is reported by Bloomberg L.P. under the ticker symbol “NKY”

The “Nikkei 225 Index” is a trademark of “Nikkei Inc.” and has been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—The Nikkei 225 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nikkei 225 Index” in the accompanying underlying supplement for important disclosures regarding the Nikkei 225 Index.

The graph below illustrates the performance of the Nikkei 225 Index from January 2, 2008 to June 27, 2018. The closing level of the Nikkei 225 Index on June 27, 2018 was 22,271.77. We obtained the closing levels of the Nikkei 225 Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Nikkei 225 Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the Nikkei 225 Index. We cannot give you assurance that the performance of the Nikkei 225 Index will result in a positive return on your initial investment.

PS-12

The FTSE® 100 Index

The FTSE® 100 Index measures the composite price performance of stocks of the largest 100 companies (determined on the basis of market capitalization) traded on the London Stock Exchange. The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

FTSE International Limited (“FTSE”) and its licensors and CGMI have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its affiliates, in exchange for a fee, of the right to use the FTSE® 100 Index, which is owned and published by FTSE, in connection with certain financial instruments, including the notes. For more information, see “Equity Index Descriptions—The FTSE® 100 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The FTSE® 100 Index” in the accompanying underlying supplement for important disclosures regarding the FTSE® 100 Index.

The graph below illustrates the performance of the FTSE® 100 Index from January 2, 2008 to June 27, 2018. The closing level of the FTSE® 100 Index on June 27, 2018 was 7,621.69. We obtained the closing levels of the FTSE® 100 Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the FTSE® 100 Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the FTSE® 100 Index. We cannot give you assurance that the performance of the FTSE® 100 Index will result in a positive return on your initial investment.

S&P/ASX 200 Index

The S&P/ASX 200 Index measures the performance of the 200 largest index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization. The A&P/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the notes. For more information, see “Equity Index Descriptions—The S&P/ASX 200 Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions— The S&P/ASX 200 Index” in the accompanying underlying supplement for important disclosures regarding the S&P/ASX 200 Index.

The graph below illustrates the performance of the S&P/ASX 200 Index from January 2, 2008 to June 27, 2018. The closing level of the S&P/ASX 200 Index on June 27, 2018 was 6,195.859. We obtained the closing levels of the S&P/ASX 200 Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the S&P/ASX 200 Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the S&P/ASX 200 Index. We cannot give you assurance that the performance of the S&P/ASX 200 Index will result in a positive return on your initial investment.

PS-13

The Swiss Market Index®

We obtained all information contained in this pricing supplement regarding the Swiss Market Index (SMI®), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, SIX Swiss Exchange AG, the sponsor of the Swiss Market Index (SMI®) (“SSE”). SSE has no obligation to continue to publish, and may discontinue publication of, the Swiss Market Index (SMI®) at any time. We have not independently verified the accuracy or completeness of any information with respect to the Swiss Market Index (SMI®) in connection with the offer and sale of notes.

The Swiss Market Index (SMI®) does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

General

The Swiss Market Index (SMI®) represents approximately 85% of the free float capitalization of the Swiss equity market. The Swiss Market Index (SMI®) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The Swiss Market Index (SMI®) was standardized on June 30, 1988 with an initial baseline value of 1,500 points.

Composition of the Swiss Market Index (SMI®)

The Swiss Market Index (SMI®) comprises the 20 most highly capitalized and liquid stocks of the Swiss Performance Index®. The Swiss Performance Index® is intended to represent Switzerland’s overall stock market. The Swiss Market Index (SMI®) is updated in real time after each transaction and published every second.

The Swiss Market Index (SMI®) comprises the 20 highest ranked securities traded on the Swiss Performance Index®. The ranking of each security is determined by a combination of the following criteria:

•	Average free-float market capitalization (compared to the capitalization of the entire Swiss Performance Index®); and

•	Cumulated on order book turnover (compared to the total turnover of the Swiss Performance Index®).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is admitted to the Swiss Market Index (SMI®) if it ranks 18 or better in the selection list. A share ranked 19 or 20 is admitted only if a share included in the Swiss Market Index (SMI®) meets the exclusion criteria directly (position 23 or lower) and no other share that either meets the admission criteria directly (position 18 or higher) or is rated higher has moved up in its place. A security is excluded from the Swiss Market Index (SMI®) if it ranked 23 or lower in the selection list. A share ranked 21 or 22 is excluded only if a share meets the admission criteria directly (position 18 or higher) and no other share that either meets the exclusion criteria directly (position 23 or lower) or is rated lower has been excluded in its place.

Standards for Admission and Exclusion

To ensure that the composition of the Swiss Market Index (SMI®) maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

Changes to the index-basket composition will be made once a year after prior notice of at least two months on the third Friday in September after close of trading. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March (after close of trading), the third Friday in June (after close of trading), the third Friday in September (after close of trading) and the third Friday in December (after close of trading).

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Computation of the Swiss Market Index (SMI®)

The Swiss Market Index (SMI®) is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the Swiss Market Index (SMI®) by a divisor:

Is =	M
	S	pi,s * xi, t * fi,t * rs
i=l
Dt

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the Swiss Market Index (SMI®); pi,s is the last-paid price of security i; xi,t is the number of shares of security i on day t; fi,t is the free float for security i on day t; and rs is the current CHF exchange rate at time s.

The divisor is a technical number used to calculate the Swiss Market Index (SMI®). If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect. Regular cash dividend payments do not result in adjustments to the divisor. Repayments of capital through the reduction of a share's par value, which can take the place of a regular cash dividend or constitute a component of the regular distribution, are treated in the same way as a normal dividend payment (i.e., no adjustment to the divisor). Distributions (e.g., special dividends and anniversary bonuses) that, contrary to a company's usual dividend policy, are paid out or declared extraordinary dividends, are not deemed dividends in the above sense. These distributions are considered corporate events and also result in adjustments to the divisor.

License Agreement with SIX Swiss Exchange AG

“SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to Citigroup Global Markets Holdings Inc., other than the licensing of the Swiss Market Index (SMI®) and the related trademarks for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not:

•	sponsor, endorse, sell or promote the notes.

•	recommend that any person invest in the notes.

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes.

•	have any responsibility or liability for the administration, management or marketing of the notes.

•	consider the needs of the notes or the owners of the notes in determining, composing or calculating the Swiss Market Index (SMI®) or have any obligation to do so.

SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically,

•	SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for:

o	The results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Swiss Market Index (SMI®) and the data included in the Swiss Market Index (SMI®);

o	The accuracy, timeliness, and completeness of the Swiss Market Index (SMI®) and its data;

o	The merchantability and the fitness for a particular purpose or use of the Swiss Market Index (SMI®) and its data;

o	The performance of the notes generally.

•	SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data;

•	Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur.

•	The licensing Agreement between Citigroup Global Markets Holdings Inc. and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.”

In addition, information about the Swiss Market Index® may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the index sponsor’s website: .www.six-swiss-exchange.com/indices/data_centre/shares/smi_en.html, (including information regarding (i) the top ten constituents and their respective weightings and (ii) the sector weightings). We are not incorporating by reference into this document the website or any material it includes. Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the index is accurate or complete.

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The graph below illustrates the performance of the Swiss Market Index® from January 2, 2008 to June 27, 2018. The closing level of the Swiss Market Index® on June 27, 2018 was 8,504.50. We obtained the closing levels of the Swiss Market Index® from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Swiss Market Index® should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the Swiss Market Index®. We cannot give you assurance that the performance of the Swiss Market Index® will result in a positive return on your initial investment.

The Hang Seng® Index

The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of the largest and most liquid companies listed in Hong Kong. The constituent stocks are grouped under finance, utilities, properties and commerce and industry sub-indexes. The Hang Seng® Index includes no more than 50 constituent stocks. The Hang Seng® Index is calculated and disseminated real-time at 15-second intervals during the trading hours of the Stock Exchange of Hong Kong Ltd. (“SEHK”). The Hang Seng® Index is reported by Bloomberg L.P. under the ticker symbol “HSI.”

“Hang Seng Indexes Company Limited” and “Hang Seng®” are trademarks of Hang Seng Bank and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Hang Seng® Index—Disclaimers related to the Hang Seng Indexes Company Limited” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Hang Seng® Index” in the accompanying underlying supplement for important disclosures regarding the Hang Seng® Index.

The graph below illustrates the performance of the Hang Seng® Index from January 2, 2008 to June 27, 2018. The closing level of the Hang Seng® Index on June 27, 2018 was 28,356.26. We obtained the closing levels of the Hang Seng® Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing levels of the Hang Seng® Index should not be taken as an indication of future performance and no assurance can be given as to the final index level or any future closing level of the Hang Seng® Index. We cannot give you assurance that the performance of the Hang Seng® Index will result in a positive return on your initial investment.

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United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes. By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Subject to the discussions below under “Possible Withholding Under Section 871(m) of the Code” and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

Possible Withholding Under Section 871(m) of the Code. As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an IRS notice, exempt financial instruments issued in 2018 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the securities are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will not receive an underwriting discount for any security sold in this offering. UBS, as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities sold in this offering for $10.00 per security. UBS proposes to offer the securities to the public at a price of $10.00 per security. UBS will not receive any underwriting discount for any security it sells in this offering. Investors that purchase and hold the securities in fee-based advisory accounts will pay advisory fees to UBS based on the amount of assets held in those accounts. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

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See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We have hedged our obligations under the securities through CGMI or other of our affiliates. It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the securities declines. This hedging activity could affect the closing levels of the basket indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Prohibition of Sales to EEA Retail Investors

The securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the securities offered so as to enable an investor to decide to purchase or subscribe the securities.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. CGMI currently expects that the temporary adjustment period will be approximately 6 months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors — The securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinions set forth below of Scott L. Flood, General Counsel and Secretary of Citigroup Global Markets Holdings Inc., and Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc. In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated April 7, 2017, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on April 7, 2017, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of, the trustee and that none of the terms of the securities nor the issuance and delivery of the securities and the related guarantee, nor the compliance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. with the terms of the securities and the related guarantee respectively, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable, or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Global Markets Holdings Inc. or Citigroup Inc., as applicable.

In the opinion of Scott L. Flood, Secretary and General Counsel of Citigroup Global Markets Holdings Inc., (i) the terms of the securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Global Markets Holdings Inc. has duly authorized the issuance and sale of such securities and such authorization has not been modified or rescinded; (ii) Citigroup Global Markets Holdings Inc. is validly existing and in good standing under the laws of the State of New York; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Global Markets Holdings Inc.; and (iv) the execution and

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delivery of such indenture and of the securities offered by this pricing supplement by Citigroup Global Markets Holdings Inc., and the performance by Citigroup Global Markets Holdings Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York.

Scott L. Flood, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Global Markets Holdings Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Global Markets Holdings Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

In the opinion of Barbara Politi, Assistant General Counsel—Capital Markets of Citigroup Inc., (i) the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the guarantee of such securities by Citigroup Inc. and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture, and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Barbara Politi, or other internal attorneys with whom she has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to her satisfaction, of such corporate records of Citigroup Inc., certificates or documents as she has deemed appropriate as a basis for the opinions expressed above. In such examination, she or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to her or such persons as originals, the conformity to original documents of all documents submitted to her or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

© 2018 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

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